UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING



                                                        SEC File Number: 0-31927
                                                        CUSIP Number:  51807L101


(Check one): |X| Form 10-K    |_| Form 20-F     |_| Form 11-K   |_| Form 10-Q
             |_| Form 10-D    |_| Form N-SAR    |_| Form N-CSR

             For Period Ended:     December 31, 2007
                                   ---------------------------------------------
             |_| Transition Report on Form 10-K
             |_| Transition Report on Form 20-F
             |_| Transition Report on Form 11-K
             |_| Transition Report on Form 10-Q
             |_| Transition Report on Form N-SAR
             For the Transition Period Ended:
                                             -----------------------------------


  Read Instructions (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I -- REGISTRANT INFORMATION

LASERLOCK TECHNOLOGIES, INC.
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Full Name of Registrant


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Former Name if Applicable

837 LINDY LANE
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Address of Principal Executive Office (Street and Number)

BALA CYNWYD, PENNSYLVANIA 19004
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City, State and Zip Code


PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

            (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the
|X| fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and
            (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

LaserLock has experienced delays in completing the preparation of LaserLock's financial statements for the year ended December 31, 2007 and related disclosures. For these reasons, the filing of the subject Form 10-KSB could not be accomplished by the filing date without unreasonable effort or expense. The subject Form 10-KSB will be filed as soon as reasonably practicable and in no event later than the fifteenth calendar day following the prescribed due date.

SEC 1344 (03-05)  Persons  who  are to  respond  to the  collection  of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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(Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Norman A. Gardner           (610)               668-1952
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               (Name)              (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is no, identify report(s).

                                                                  Yes |X| No |_|

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                  |_| Yes No |X|

      If so: attach an explanation of the anticipated  change,  both narratively
      and  quantitatively,   and,  if  appropriate,  state  the  reasons  why  a
      reasonable estimate of the results cannot be made.


                          LASERLOCK TECHNOLOGIES, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  March 31, 2008                   By  /s/ Norman A. Gardner
      --------------------                 ------------------------------
                                           Norman A. Gardner
                                           Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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   Intentional misstatements or omissions of fact constitute Federal Criminal
                        Violations (See 18 U.S.C. 1001).